Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Disclosure Of Portfolio Holdings” and “Other Service Providers” in the Statement of Additional Information, and the use of our reports dated June 15, 2015, on the December 31, 2013 and December 31, 2014 financial statements of Ionic Absolute Return Fund LLC in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of American Beacon Ionic Strategic Arbitrage Fund, a series of American Beacon Funds, filed with the Securities and Exchange Commission in the Post-Effective Amendment Number 224 to the Registration Statement of American Beacon Funds (Registration No. 033-11387).

New York, New York

June 25, 2015